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                                                                    EXHIBIT 23.7


                         Independent Auditors' Consent



The Board of Directors
Budget Group, Inc.:


We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Budget Group, Inc. (SEC File No. 333-61429) of our report dated December 20, 1996 on our audit of the combined balance sheet of Ryder Consumer Truck Rental (a division of Ryder Truck Rental, Inc., a wholly owned subsidiary of Ryder System, Inc.) as of October 16, 1996, and the related combined statements of earnings and changes in Ryder investment and cash flows for the period from January 1, 1996 to October 16, 1996, contained in the Budget Group, Inc.'s Registration Statement on Form S-4 (SEC File No. 333-49679) filed on April 8, 1998, and to the reference to our firm under the heading "Experts" in the prospectus. This consent should not be regarded as in any way updating the aforementioned report or representing that we performed any procedures subsequent to the date of such report.




                                        /s/ KPMG Peat Marwick LLP


Miami, Florida
September 15, 1998